Exhibit 99.1

DelStar, Inc. and Subsidiaries
Consolidated Financial Statements
Year Ended September 30, 2012

Report of Independent Auditors
To the Board of Directors and Shareholders of
DelStar, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheet of DelStar, Inc. and Subsidiaries (the “Company”) as of September 30, 2012, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the year ended September 30, 2011, were audited by other auditors whose report dated January 27, 2012, expressed an unqualified opinion on those statements.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2012 financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at September 30, 2012, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
January 28, 2013

DelStar, Inc. and Subsidiaries
Consolidated Balance Sheet
September 30, 2012

Assets
Current assets:
Cash and cash equivalents	$1,864,325
Accounts receivable (less allowance for doubtful accounts of $346,963)	20,448,059
Other receivables	55,262
Inventories	14,305,209
Prepaid expenses and other current assets	1,077,584
Deferred income taxes	1,013,886
Income taxes receivable	597,721
Total current assets	39,362,046

Property, plant and equipment, net	27,353,282
Goodwill	52,170,455
Intangible assets, net	8,023,633
Deferred financing costs (net of accumulated amortization of $216,532)	433,265
Other assets	1,169,203
$128,511,884
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$5,610,000
Accounts payable	5,790,495
Accrued expenses	4,469,169
Total current liabilities	15,869,664

Long-term debt, less current portion	36,388,240
Deferred income taxes	9,280,311
Derivative financial instruments	302,017
Warrant obligation	6,150,000
Other long-term obligations	1,260,373
69,250,605
Commitments and contingencies

Shareholders’ equity:
Series A Redeemable Payment-In-Kind Preferred Stock, $.001 par value; authorized 2,300 shares; issued and outstanding 2,075 shares (liquidation value of $3,592,211)	2
Series B Redeemable Payment-In-Kind Preferred Stock, $.001 par value; authorized 46,000 shares; issued and outstanding 45,650 shares (liquidation value of $76,649,097)	46
Series C Convertible Preferred Stock, $.001 par value; authorized 50,800 shares; issued and outstanding 50,722 shares (liquidation value of $6,683,077)	51
Common stock, $0.001 par value; authorized 250,000 shares; issued and outstanding 10,228 shares	10
Additional paid-in capital	39,207,078
Retained earnings	19,415,703
Accumulated other comprehensive income	638,389
59,261,279
$128,511,884
See accompanying notes.

DelStar, Inc. and Subsidiaries
Consolidated Statement of Income
Year Ended September 30, 2012

Net sales	$110,468,333
Cost of goods sold	82,085,840
Gross profit	28,382,493

Operating expenses:
Selling and marketing	4,722,519
General and administrative	10,462,720
Research and development	1,180,721
Income from operations	12,016,533

Other income (expense):
Gain on interest rate swap agreements	92,358
Change in fair value of warrants	(2,650,000)
Interest expense, net	(2,384,979)
Income before income taxes	7,073,912

Provision for income taxes	3,706,998
Net income	$3,366,914
See accompanying notes.

DelStar, Inc. and Subsidiaries
Consolidated Statement of Shareholders’ Equity
Year Ended September 30, 2012

	Series A		Series B		Series C						Accumulated
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Additional		Other	Total
	Number		Number		Number		Number		Paid-in	Retained	Comprehensive	Shareholders’	Comprehensive
	of Shares	Amount	of Shares	Amount	of Shares	Amount	of Shares	Amount	Capital	Earnings	Income	Equity	Income

Balance, October 1, 2011	2,075	$2	45,650	$46	50,722	$51	9,897	$10	$39,162,916	$16,048,789	$612,948	$55,824,762
Issuance of Common Stock	—	—	—	—	—	—	331	—	34,408	—	—	34,408
Stock option expense	—	—	—	—	—	—	—	—	9,754	—	—	9,754
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	25,441	25,441	$25,441
Net income	—	—	—	—	—	—	—	—	—	3,366,914	—	3,366,914	3,366,914
Comprehensive income - total													$3,392,355
Balance, September 30, 2012	2,075	$2	45,650	$46	50,722	$51	10,228	$10	$39,207,078	$19,415,703	$638,389	$59,261,279
See accompanying notes.

DelStar, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Year Ended September 30, 2012

Cash flows from operating activities
Net income	$3,366,914
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,200,072
Amortization of intangible assets and deferred financing costs	995,135
Deferred income taxes	106,342
Gain on interest rate swap agreement	(92,358)
Change in fair value of warrants	2,650,000
Stock based compensation expense	9,754
Other long-term assets and liabilities	26,166
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,670,278)
Other receivables	50,877
Inventories	2,047,608
Prepaid expenses and other current assets	51,295
Increase (decrease) in:
Accounts payable	(2,953,870)
Accrued expenses	1,796,705
Income taxes receivable	830,610
Net cash provided by operating activities	11,414,972

Cash flows from investing activities
Acquisitions of property, plant and equipment	(4,714,227)
Net cash used in investing activities	(4,714,227)

Cash flows from financing activities
Repayment of long-term debt	(7,125,000)
Proceeds from exercise of common stock options	34,408
Net cash used in financing activities	(7,090,592)

Effects of exchange rate on cash	7,107
Net decrease in cash	(382,740)

Cash and cash equivalents, beginning of year	2,247,065
Cash and cash equivalents, end of year	$1,864,325

Supplemental disclosure of cash flow information
Cash paid for interest	$2,376,680
Cash paid for income taxes	$3,083,160
See accompanying notes.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

September 30, 2012

1. Nature of Business and Summary of Significant Accounting Policies
Nature of Business
DelStar, Inc. (the “Company”) is a leading developer and manufacturer of highly specialized thermoplastic netting, nonwovens, laminates, and extruded components for various uses in the filtration, industrial, and health care industries as well as other markets. Revenues are generated from sales in both domestic and foreign markets. During fiscal 2012, the Company’s United Kingdom and China facilities accounted for approximately 9% and 13%, respectively, of the Company’s consolidated sales.
Principles of Consolidation
The consolidated financial statements include the financial statements of DelStar, Inc., its wholly owned subsidiary DelStar Holding Corp. and its three wholly owned subsidiaries, US Netting, Inc., Coretec Tubing Corp, and DelStar Technologies, Inc. and its three wholly owned subsidiaries, DelStar International, Ltd., DelStar Technologies (Suzhou) Co. Ltd., and DelStar Technologies Inc. (Shanghai). All significant intercompany balances and transactions have been eliminated in consolidation.
Reclassification Adjustments
Certain amounts in the prior year’s financial statements have been reclassified to conform to the current-year presentation. The Company determined the opening balance classification and presentation of its Series A and B redeemable payment-in-kind (“PiK”) preferred stock were not accounted for in a manner consistent with the Company’s Series C convertible preferred stock, all in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity. The Company has therefore reclassified equity balances for Series A and B redeemable payment-in-kind preferred stock, additional paid-in capital, and retained earnings to consistently show the par value of each class of preferred stock, and disclose the liquidation preference of each class of preferred stock.
Use of Estimates
The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and highly liquid investments with maturities of three months or less at the date of purchase.
Accounts Receivable
Accounts receivable are carried at original invoice amount less any customer down payments and estimates made for doubtful receivables. Accounts receivable are considered past due if not paid within the stated terms. Credit limits are established on a customer-by-customer basis and evaluated periodically based upon the financial condition of the individual customer. The Company does not enter into master netting agreements or require collateral from its customers. Interest is not charged on past due accounts. The Company determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)
Inventories
Inventories, consisting of raw materials and packaging supplies, subassembly units and finished goods, are stated at the lower of cost or market value with costs being determined using the first‑in, first-out (“FIFO”) method.
The Company maintained an inventory reserve for obsolescence and other estimated losses of $1,508,400 at September 30, 2012.
Property, Plant and Equipment
Property, plant and equipment, and any additions are stated at cost, less accumulated depreciation. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method. Leasehold improvements made to leased property are amortized over the shorter of the estimated lives of the improvements or the remaining lease term. Maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the cost of the assets and the related accumulated depreciation are removed from the accounts and the resultant gain or loss, if any, is included in other income. The estimated useful life of property, plant and equipment is 3 to 38 years.
Goodwill
Goodwill represents the excess of the purchase price of the acquired business over the estimated fair value of the net tangible and intangible assets acquired. In accordance with financial accounting standards, goodwill is not subject to amortization, rather it is subject to at least an annual assessment for impairment by applying a fair value based test. The Company evaluates the carrying value of goodwill at September 30 each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: 1) a significant adverse change in legal factors or in business climate, 2) unanticipated competition, or 3) an adverse action or assessment by a regulator. The impairment test for goodwill is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. Fair value of the Company, which was determined to consist of a single reporting unit, is determined using a weighting of a discounted cash flow analysis, public company comparison, and recent public transactions. In previous fiscal years, the Company has recorded $8 million in cumulative goodwill impairment charges. The Company’s evaluation of goodwill completed during fiscal 2012 resulted in no additional impairment loss.
There were no changes in the carrying amount of goodwill for the year ended September 30, 2012.
Intangible Assets
The Company accounts for its intangible assets in accordance with the applicable accounting guidance for intangible assets. Intangible assets consist of trademarks and tradenames, patents, proprietary know-how, and customer relationships. Patents and proprietary know-how are amortized over their estimated useful lives of 20 years, trademarks and tradenames are amortized over their estimated useful life of 15 years, and customer relationships are amortized over their estimated useful life of 10 years.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)
Deferred Financing Costs
The Company incurred certain debt financing costs including costs paid directly to the lenders which have been capitalized as deferred financing costs. Deferred financing costs are being amortized over the life of the respective debt using the effective interest method. Amortization of deferred financing costs, which is included in interest expense, was $129,979 for the year ended September 30, 2012.
Impairment of Long-Lived Assets
The Company reviews long-lived assets, including property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition is less than the carrying amount. No impairments have occurred for the year ended September 30, 2012.
Income Taxes
The Company accounts for income taxes in accordance with the asset and liability method prescribed under the financial accounting standards. Under this method, deferred tax assets and liabilities are recorded for future tax consequences related to the differences between the financial statement carrying amounts of an asset or liability and their tax basis. Deferred tax assets and liabilities are measured using the enacted tax rate in the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the rates are enacted.
The Company accounts for uncertain tax positions in accordance with the applicable accounting guidance for income taxes. Accordingly, the Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken, or expected to be taken, in an income tax return. At September 30, 2012, the Company had no unrecognized income tax benefits. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense. The Company accrues for interest and penalties in other noncurrent liabilities within the consolidated balance sheet.
With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state, or local authorities for years before 2008.
Comprehensive Income
The Company reports comprehensive income in its consolidated statement of shareholders’ equity. Comprehensive income represents changes in shareholders’ equity from non-owner sources. For fiscal 2012, comprehensive income of the Company included foreign currency translation adjustments.
At September 30, 2012, accumulated other comprehensive income in the consolidated balance sheet related entirely to foreign currency translation adjustments of the Company’s China operations.
Revenue Recognition
The Company recognizes revenue when products are shipped and the customer takes title and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable.
Shipping and Handling Costs
Shipping and handling costs billed to customers are classified as revenues. The cost of shipping products to the customer is recognized at the time the products are shipped and is included in cost of goods sold.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)
Stock Options
The Company accounts for stock compensation under ASC 718, Compensation - Stock Compensation, which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This expense is recognized ratably over the requisite service period following the date of grant.
The fair value of the stock options was estimated at the date of grant using the Black-Scholes option pricing model, which requires management to make certain assumptions. The risk-free interest rate was based on the United States Treasury spot rate with an equal term to the expected life assumed at the date of grant. Expected volatility was estimated based on the historical volatility of comparable public companies over the expected life of the options at the grant date. There is no expected dividend yield since the Company has not paid any cash dividends on its common stock and since the Company intends to retain all of its earnings to pay down debt. The weighted-average expected life was based on the contractual term of the stock options and the expected employee exercise dates. Forfeitures are estimated at the date of grant based on historical experience and the estimate is evaluated based on future experience.
Foreign Currency Translation
The accounts of all of the Company’s subsidiaries are measured using the U.S. dollar as the functional currency, except for DelStar Suzhou and DelStar Shanghai, which are measured using the Chinese RMB as the functional currency. The assets and liabilities of DelStar Suzhou and DelStar Shanghai are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustment, if any, is recorded to accumulated other comprehensive income in shareholders’ equity.
Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are included in other income (expense), net, in the period in which the change occurs.
Interest Rate Swap Agreements
The financial accounting standards require an entity to recognize all derivatives instruments as either assets or liabilities and to measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it qualifies for hedge accounting. The Company is exposed to market risk from changes in interest rates. To mitigate this risk, the Company entered into an interest rate swap.
Concentrations of Credit Risk
The Company maintains cash balances for its US operations at a financial institution which, at various times during the year exceeded the threshold for insurance coverage provided by the Federal Deposit Insurance Corporation (“FDIC”). The Company mitigates their risk relative to cash by maintaining relationships with what management believes to be is a high credit quality financial institution.
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the dispersion of the Company’s customers over different geographic regions. The Company performs ongoing credit evaluations of its customers’ financial condition and requires no collateral from its customers. Accounts receivable are written-off when they are deemed to be uncollectible.
Research and Development Costs
Research and development costs are expensed as incurred.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)
Fair Value of Financial Instruments
At September 30, 2012, the Company had the following financial instruments: cash and cash equivalents, accounts and other receivables, accounts payable, revolving line of credit borrowings, long-term debt, and warrants. The carrying value of cash and cash equivalents, accounts and other receivables and accounts payable approximate their fair value because of their short-term nature. The carrying amount of the long-term debt and the revolving line of credit borrowings approximate fair value because the interest rates fluctuate with market interest rates and is reflective of rates the Company would likely be able to obtain on debt with similar terms and conditions. The warrants are carried at fair value based on management estimates, using a model to determine probabilities of fair value based on a range of share prices in the future.

2. Inventories
Inventories consist of the following at September 30, 2012:

Raw materials and packaging supplies	$5,421,260
Subassembly units	1,398,166
Finished goods	7,485,783
$14,305,209

3. Property, Plant and Equipment
Property, plant and equipment consist of the following at September 30, 2012:

Land	$815,000
Buildings and leasehold improvements	6,789,399
Machinery and equipment	40,010,911
Furniture, fixtures, and computer equipment	3,488,331
Construction in progress	1,607,964
52,711,605
Less: accumulated depreciation	(25,358,323)
$27,353,282

4. Intangible Assets
Amortizable intangible assets consist of the following at September 30, 2012:

	Cost	Accumulated Amortization	Net Book Value

Trademarks/trade names	$2,791,323	$1,271,603	$1,519,720
Patents	71,681	24,491	47,190
Proprietary know-how	8,635,389	2,950,426	5,684,963
Customer relationships	2,437,137	1,665,377	771,760
	$13,935,530	$5,911,897	$8,023,633

Amortization of intangible assets was $865,156 for the year ended September 30, 2012.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

4. Intangible Assets (continued)
Aggregate amortization expense for intangible assets is estimated to be for the:

Year ended September 30,
2013	$865,156
2014	865,156
2015	865,156
2016	662,061
2017	621,442
Thereafter	4,144,662
$8,023,633

5. Long-Term Debt and Interest Rate Swap Agreements
Long-term debt consists of the following at September 30, 2012:

Term loan	$39,525,000
Revolving line of credit	2,473,240
Total debt	41,998,240
(Less) current portion of debt	5,610,000
Total long-term debt	$36,388,240

Principal payments on long-term debt are as follows:

Year ended September 30,
2013	$5,610,000
2014	4,650,000
2015	4,650,000
2016	27,088,240
$41,998,240

On February 1, 2011, the Company entered into an agreement with RBS Citizens, N.A. (“Citizens”) effectively repaying and replacing the Company’s previous debt agreements. The agreement with Citizens provided for a term loan of $46,500,000, which matures on February 1, 2016. Interest is payable quarterly on any outstanding balance at a rate of either LIBOR plus 3.50% for LIBOR based loans (4.21% at September 30, 2012) or Base Rate plus 3.0% for Base Rate loans, where the Base Rate is the greater of the Prime Rate or the Federal Funds Rate plus 0.5%. Remaining principal is due quarterly in amounts of $1,162,500 with one final payment of the remaining outstanding amount due at maturity on February 1, 2016.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

5. Long-Term Debt and Interest Rate Swap Agreements (continued)
The term loan agreement provides for a mandatory prepayment to be determined each year, based on excess cash flow, as defined in the agreement. As of September 30, 2012, the amount of mandatory prepayment calculated was $960,000 and is reflected within the current portion of long-term debt.
On February 1, 2011, the Company also entered into an agreement with Citizens for a $12,000,000 revolving line of credit (“Revolving Facility”), and a $750,000 line of credit for letters of credit (“Letter of Credit Facility”), both of which mature on February 1, 2016.
Borrowings under the Revolving Facility are limited to the lesser of $12,000,000 or the qualified borrowing base, which is the sum of: (a) 85% of eligible amounts of accounts receivable; and (b) 50% of eligible amounts of inventories. Interest is payable quarterly on any outstanding balance at a rate of either LIBOR plus 3.50% for LIBOR based loans (3.98% at September 30, 2012) or Base Rate plus 3.0% for Base Rate loans, where the Base Rate is the greater of the Prime Rate or the Federal Funds Rate plus 0.5%. The annual commitment fee on the unused portion of the line is 0.5%. As of September 30, 2012, approximately $9,500,000 was available under the Revolving Facility.
Borrowings under the debt agreements are collateralized by substantially all assets of the Company, and require the maintenance of a minimum fixed charge coverage ratio, and a maximum debt to EBITDA ratio, both calculated as defined under the agreement. As of and for the year ended September 30, 2012, the Company was in compliance with all debt covenants.
Interest Rate Swap Agreements
At September 30, 2012, the Company had an outstanding interest rate swap agreement with a bank, having a notional principal amount of $16,275,000 that reduces as debt principal payments are made, with a maturity of April 2014. Under the swap agreements, the Company pays interest at a fixed rate of 1.70% and receives interest at a variable rate equal to LIBOR, based on a notional amount. As of September 30, 2012, both the carrying value and estimated fair value of the swap agreement was a liability of $302,017. Changes in fair value of the swap agreement are recorded as part of gain (loss) on interest rate swap agreements within the consolidated statement of income.
6. Leases and Commitments and Contingencies
Leases
The Company leases certain property and equipment under operating leases. The future minimum lease payments for all non-cancelable operating leases as of September 30 are as follows:

Year ended September 30,
2013	$1,129,507
2014	1,015,742
2015	964,045
2016	943,701
2017	480,225
Thereafter	1,438,851
$5,972,071

Rent expense under all operating leases for the year ended September 30, 2012 was approximately $1,238,000.
Commitments and Contingencies
The Company is involved in certain litigation arising in the ordinary course of its business related to patent and certain employment matter disputes. It is at least reasonably possible a loss or an additional loss may have been incurred. While the ultimate outcome of these matters cannot be predicted with certainty, management does not anticipate that resolution of these matters will have a material adverse effect on the Company’s consolidated financial position or results of operations.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

7. Warrants and Stock Options

Warrants
The Company has issued to employees and shareholders warrants expiring December 2, 2015 to purchase an aggregate of 160,160 shares of common stock at an exercise price of $.01 per share. The warrants are 100% vested and have a cash settlement feature thus requiring liability accounting at fair value each reporting period. At September 30, 2012 there were 152,918 warrants outstanding, each with a fair value of approximately $40.00. As a result, the liability increased by approximately $2,650,000 during 2012 with corresponding change in fair value of warrants included in the consolidated statement of income. The aggregate carrying value and fair value of the warrants was $6,150,000 at September 30, 2012.
Stock Options
The Company has adopted a stock option plan (the “Plan”) pursuant to which the Company’s board of directors may grant stock options to officers, directors, and employees. The plan authorizes grants of options to purchase up to 35,000 shares of authorized but unissued common stock. Stock options can be granted with an exercise price determined by the Company’s Board of Directors at the date of grant. All stock options have 10-year terms, beginning with the date of grant. At September 30, 2012, there were 32,690 options outstanding, with an average exercise price of $89.27, of which 18,804 were vested with an additional 1,216 shares available for grant under the Plan.
During fiscal 2012, 4,600 options were granted with a weighted-average grant-date fair value of $12.52. Total compensation expense during fiscal year 2012 was $9,754. As of September 30, 2012, there was approximately $47,800 of total unrecognized compensation cost related to non‑vested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over the next four years.
8. Employee Benefit Plans
The Company sponsors a defined contribution 401(k) plan for all eligible employees. Discretionary contributions are made based on a specified percentage of employee contributions. Annual contributions were approximately $234,000 for 2012.
The Company also sponsors a defined contribution 409(a) plan for certain eligible employees. Under this plan, participants may elect to defer up to 75% of their compensation and any annual bonus. The Company invests the deferrals in participant selected marketable trading securities held in a rabbi trust. The assets of the rabbi trust and the liability to employees under the plan was approximately $384,000 at September 30, 2012. The assets of the rabbi trust are included in other assets and the liability to employees under the plan included within other long-term obligations within the consolidated balance sheet. Discretionary contributions are made based on a specified percentage of employee contributions. Annual company contributions were approximately $28,000 for 2012.
9. Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses valuation techniques that require significant management judgment or estimation based upon unobservable inputs due to limited or no market activity of the instrument.
The Company utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•
Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

9. Fair Value Measurements (continued)

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

•
Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or other valuation techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and (liabilities) that are subject to fair value disclosures. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.
Fair Value on a Recurring Basis
The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy as of September 30, 2012:

	Total	Level 1	Level 2	Level 3

Assets
Rabbi trust assets	$384,000	$384,000	$—	$—

Liabilities
Warrants	6,150,000	—	—	6,150,000
Derivative interest rate swap	302,017	—	302,017	—

The Company values the rabbi trust assets based on quoted market prices of the underlying investment securities in an active market. The Company estimates the fair value of the derivatives using a market-based approach through confirmation with a third-party bank model and models that projected future cash flows and discounts the future amounts to a present value using market-based expectations for interest rates and the contractual terms of derivative agreements. The Company determined the fair value of the warrants using a discounted cash flow model that also considered public company comparables and private company transactions and therefore, they have been classified as a Level 3 item. The Company determines transfers between levels are recognized at the end of each fiscal reporting period. There were no transfers between Levels 1, 2, and 3 of the fair value hierarchy during fiscal 2012. There were also no purchases, sales, or settlements within Level 3.
The table below sets forth a summary of the changes in fair value of the Company’s Level 3 liabilities for the year ended September 30, 2012:

September 30, 2011 fair value	$3,500,000
Change in fair value of warrants	2,650,000
September 30, 2012 fair value	$6,150,000

Fair Value on a Non-Recurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments were not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). There were no nonrecurring changes in fair value for the year ended September 30, 2012.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

10. Income Taxes
The components of the income tax provision for 2012 are as follows:

Current:
Federal	$2,192,515
State	620,366
Foreign	1,106,630
3,919,511
Deferred:
Federal	(393,748)
State	51,036
Foreign	130,199
(212,513)
$3,706,998

The effective income tax rates for the year ended September 30, 2012 differed from the U.S. federal statutory rate of 34% as follows:

Federal income tax provision at U.S. corporate tax rate	$2,405,129	34.0%
State income taxes	450,078	6.4
Foreign earnings subject to different tax rates	14,501	0.2
Change in valuation allowance	121,200	1.7
Nondeductible expenses	24,582	0.3
Nondeductible warrant fair market revaluation	899,722	12.7
Other	(208,214)	(2.9)
	$3,706,998	52.4%

The tax effects of temporary differences that comprise the net deferred income tax liabilities at September 30, 2012 relate to the following:

Deferred tax assets and (liabilities):
Bad debt reserve	$116,807
Inventory costs capitalized for tax purposes	878,460
Foreign net operating losses	210,825
Accruals and prepaid	232,090
Other assets	484,593
Property, plant and equipment	(5,686,733)
Intangibles amortized for tax purposes	(3,762,767)
Foreign repatriated earnings	(431,542)
Other liabilities	(99,608)
Total before valuation allowance	(8,057,875)
Valuation allowance	(208,550)
Net deferred tax liabilities	$(8,266,425)

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

10. Income Taxes (continued)
The components giving rise to the net deferred tax liabilities described above have been included in the accompanying consolidated balance sheet as of September 30, 2012 as follows:

Current assets	$1,013,886
Noncurrent liabilities	(9,280,311)
$(8,266,425)

At September 30, 2012, the Company had approximately $208,550 in foreign net operating losses which can be carried forward indefinitely. The financial accounting standards require deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the length of carryback and carryforward periods and the implementation of tax planning strategies. Management has determined the Company is not likely to realize the income tax benefit related to its foreign net operating loss carryforwards in the United Kingdom and has recorded a full valuation allowance as a result of local cumulative losses to the extent of its net deferred tax assets related to foreign net operating losses.
Furthermore, approximately $389,000 of our other deferred tax assets relate to timing differences on stock-based compensation and if the tax benefit realized is ultimately less than the related U.S. GAAP expense for a grant, the related deferred tax asset would be written off.
11. Redeemable Preferred Stock
At September 30, 2012, the Company has authorized 48,300 shares of redeemable preferred stock, of which 2,300 shares are designated as Series A Redeemable Payment-In-Kind Preferred Stock (“Series A”) and 46,000 shares are designated as Series B Redeemable Payment-In-Kind Preferred Stock (“Series B”). The holders of the stock have various rights as described below:
Voting
The holders of shares of Series A stock and Series B stock have no voting rights.
Dividends and Other Distributions
The holders of Series A stock are entitled to receive cumulative dividends at a rate of 8% per annum, of the Series A Liquidation Preference which is initially determined to be $1,000 per share. All dividends not paid in cash when due shall accrue and increase the Series A Liquidation Preference of each share by the respective amount of the dividend. If the Company fails to redeem the Series A stock by the Shareholders Redemption Date, the Series A stock dividend rate will increase to 10% per annum from the Shareholders Redemption Date.
The holders of Series B stock are entitled to receive cumulative dividends at a rate of 7.55% per annum of the Series B Liquidation Preference which is initially determined to be $1,000 per share. All dividends not paid in cash when due shall accrue and increase the Series B Liquidation Preference of each share by the respective amount of the dividend. If the Company fails to redeem the Series B stock by the Shareholders Redemption Date, the Series B stock dividend rates will increase to 9.55% per annum from the Shareholders Redemption Date.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

11. Redeemable Preferred Stock (continued)
Dividends, whether or not earned or declared, shall be cumulative and shall accrue from the date of original issuance of such share. No dividend shall be declared and paid on any common stock or other equity security unless a dividend is declared and paid with respect to all outstanding shares of Series A stock and Series B stock at the same time such dividends are paid on the common stock or other equity securities.
As of September 30, 2012, cumulative dividends in arrears for both Series A and Series B preferred stock were $1,517,221 and $30,997,097, respectively. The Company has not declared or paid any such dividends or distributions.
Liquidation Preference
In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of the Series A stock and Series B stock are entitled to be paid the Series A Liquidation Preference and Series B Liquidation Preference, respectively, before any holders of the common stock or other equity security of the Company. After the payment or distribution to the holders of the Series A and Series B preferred stock of the full preferential amounts, the holders of the common stock or other equity security of the Company shall be entitled to receive ratably all the remaining assets of the Company.
Redemption
Series A stock may be redeemed in the event of a change in control of the Company, or upon redemption by the holder of Series B stock. Series B stock may be redeemed in the event of a change in control of the Company, or upon written notice to the Company by the holders of the majority of the outstanding shares of Series B stock at any time after December 15, 2025.
Put Option
The redeemable preferred stock is subject to a put option that allows the holders of the stock the option to sell to the Company, and the Company is obligated to purchase from the holder, all or such portion as is designated by the holder, of the subject securities owned by the holder at fair value, as determined by the Company and accepted by the majority of the shareholders.
12. Convertible Preferred Stock
At September 30, 2012, the Company has authorized a total of 50,800 shares of convertible preferred stock designated as Series C Convertible Preferred Stock (“Series C”). The holders of the stock have various rights as described below:
Voting
The holders of shares of Series C stock have no voting rights.
Dividends and Other Distributions
The holders of Series C stock are entitled to receive annual dividends of 4.0% per annum on $100 Original Issue Price. All dividends not paid in cash become Series C Accrual dividends and are applied pro rata to increase the Series C Liquidation Preference.
Dividends, whether or not earned or declared, shall be cumulative and shall accrue from the date of original issuance of such share. No dividend shall be declared and paid on any common stock or other equity security unless a dividend is declared and paid with respect to all outstanding shares of Series C stock at the same time such dividends are paid on the common stock or other equity securities.
As of September 30, 2012, cumulative dividends in arrears for Series C preferred stock was $1,610,877. The Company has not declared or paid any such dividends or distributions.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

12. Convertible Preferred Stock (continued)
Liquidation Preference
In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of the Series C stock and holders of any class or series of stock entitled to participate therewith (including Common Stock) are entitled to participate, pro rata, on an as-converted basis in the distribution of any assets of the Company remaining after providing for payment of all debts and liabilities of the Company and payment to the holders of any class of stock having preference over the Series C stock and Common Stock. If upon any such liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Series C stock and Common Stock of the liquidation preference, then such assets shall be distributed among the holders of the Series C stock at the time outstanding ratably in proportion of the full amounts to which they would otherwise be respectively entitled.
Conversion
Each share of Series C stock shall be convertible at the option of the holder, at any time from the date of issuance of such share, into such number of fully paid and nonassessable shares of common stock as determined by dividing $100 by the Series C stock conversion price then in effect. Initially, the conversion price is $100 for the Series C Stock, and may be subject to adjustment based upon certain events or circumstances described in the Amended and Restated Certificate of Incorporation of DelStar, Inc. Each share of Series C stock shall automatically be converted into fully paid and non-assessable shares of common stock upon the earlier of the (a) change of control, or (b) immediately prior to the closing of an underwritten public offering.
Put Option
The convertible preferred stock is subject to a put option that allows the holders of the stock the option to sell to the Company, and the Company is obligated to purchase from the holder, all or such portion as is designated by the holder, of the subject securities owned by the holder at fair value, as determined by the Company and accepted by the majority of the shareholders.
13. Common Stock
Each share of common stock is entitled to one vote. The holders of the common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of holders of all classes of stock outstanding. Common stock that is converted from Series C stock, warrants and shares issued subject to purchase rights, as defined, are subject to a put option that allows the holders of such stock the option to sell to the Company, and the Company is obligated to purchase from the holder, all or such portion as is designated by the holder, of the subject securities owned by the holder at fair value, as determined by the Company and accepted by the majority of the shareholders.
14. Related Party Transactions
The Company pays to the majority owner management fees totaling $500,000 per year. For 2012, the management fee paid was $500,000 and is recorded in general and administrative expenses in the consolidated statement of income. In addition the Company paid the majority owner approximately $7,000 for other professional fees for 2012.
The Company has an interest bearing liability to the majority owner totaling approximately $877,400 at September 30, 2012 which is recorded within other long-term obligations on the consolidated balance sheet.
The Company also has interest bearing loan receivables due from certain members of executive management totaling approximately $784,700 at September 30, 2012 which is recorded within other assets on the consolidated balance sheet.

DelStar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

15. Recently Issued Pronouncements, Not Yet Effective
The FASB has issued Accounting Standards Updates impacting the presentation of comprehensive income, amending the guidance in ASC 220, Comprehensive Income, by eliminating the option to present components of other comprehensive income in the statement of shareholders’ equity. Instead, the new guidance now requires entities to present all nonowner changes in shareholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements. The components of other comprehensive income have not changed, nor has the guidance on when items are reclassified to net income; however, the amendments require entities to present all reclassification adjustments from other comprehensive income to net income on the face of the statement of comprehensive income. The standard is effective for the Company from October 1, 2012 and is not expected to have a material impact on the Company’s consolidated financial statements upon adoption.
16. Subsequent Events
In December 2012, the Company submitted a non-binding Letter of Intent to acquire selected assets and liabilities of a manufacturing facility in the United Kingdom operating in a complementary line of business to the Company’s existing products. The non-binding proposed purchase price totals approximately £12 million. The signing of any asset purchase agreement is still contingent upon completion of due diligence, obtaining financing, and other internal and external approvals of the proposed transaction.
The Company’s management has evaluated its subsequent events (events occurring after September 30, 2012) through January 28, 2013 which represents the date the consolidated financial statements were made available for issuance.